As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-186186

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CyrusOne Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-0691837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CyrusOne 2012 Long Term Incentive Plan

(Full title of the plan)

Robert M. Jackson, Esq.

Executive Vice President, General Counsel and Secretary

1649 West Frankford Road
Carrollton, TX 75007
(972) 350-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-186186) filed on January 24, 2013 is filed in order to deregister securities remaining under such Registration Statement.

On January 24, 2013, the Registrant filed a Registration Statement on Form S-8 (File No. 333-186186) to register an aggregate of 4,000,000 shares of the Registrant’s common stock issuable under the CyrusOne 2012 Long Term Incentive Plan (the “Prior Plan”). On May 2, 2016 (the “Approval Date”), the Registrant’s stockholders approved the adoption of the Restated 2012 Long Term Incentive Plan (the “Plan”), which replaced and superseded the Prior Plan. Pursuant to Section 6 of the Plan, any shares of the Registrant’s common stock with respect to awards granted under the Prior Plan that are outstanding on the Approval Date and are forfeited on or after the Approval Date will become available for issuance under the Plan (such shares, the “Outstanding Award Shares”).  Furthermore, as of the Approval Date, no future awards will be made under the Prior Plan and therefore, the shares of the Registrant’s common stock that were available for grant under the Prior Plan as of the Approval Date but were not subject to outstanding awards as of such date or were subject to outstanding awards on the Approval Date that were forfeited after the Approval Date but prior to June 20, 2016 (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plan but instead will be available for awards under the Plan. As of June 20, 2016, there was an aggregate of 321,533 Outstanding Award Shares and an aggregate of 472,894 Remaining Shares (all such shares are collectively referred to as the “Deregistered Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Deregistered Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the Prior Plan or the Plan and to carry over the filing fees for the Outstanding Award Shares.

In accordance with the principles set forth in Rule 457 under the Securities Act and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Deregistered Shares may be issued under either the Prior Plan or the Plan, and (ii) to carry over the registration fees paid for all the Deregistered Shares from Registration Statement on Form S-8 (File No. 333-186186), filed for the Prior Plan, to the Registration Statement on Form S-8 filed for the Prior Plan and the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 1st day of July, 2016.

CYRUSONE INC.

/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
President and Chief Executive Officer

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